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April 22, 1998



SAFECO Tax-Exempt Bond Trust
SAFECO Plaza
Seattle, WA  98185

Ladies and Gentlemen:

I have acted as counsel to the Trust in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A for the shares of each series and class of the Trust (the "Shares"). I have made such examination of law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1. The Trust is a duly formed and validly existing business trust under the laws of the State of Delaware.

2. The Trust is authorized to issue an unlimited number of shares which have been divided into the following series and classes: Intermediate-Term Municipal Bond Fund (No-Load), Insured Municipal Bond Fund (No-Load), Municipal Bond Fund (No-Load, Advisor Class A, Advisor Class B), California Tax-Free Income Fund (No-Load, Advisor Class A, Advisor Class B), and Washington State Municipal Bond Fund (No-Load, Advisor Class A, Advisor Class B).

3. The Shares, when issued pursuant to the terms, provisions and conditions set forth in the above-referenced Registration Statement relating to the Shares, will be validly issued, fully paid and non-assessable by the Trust.

I hereby consent to the filing of this opinion as an Exhibit to said Registration Statement.

Respectfully submitted,

/s/ Mark A. Chapleau
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Mark A. Chapleau